Exhibit 99.1

IMMEDIATE RELEASE	June 26, 2008
CONTACTS:
Brent Larson,	Tim Ryan,
Vice President / CFO	The Trout Group
614.822.2330	646.378.2924

NEOPROBE ANNOUNCES ANNUAL MEETING RESULTS
CEO Provides Business Update
DUBLIN, OHIO — June 26, 2008 — Neoprobe Corporation (OTCBB: NEOP), a diversified developer of innovative oncology and cardiovascular surgical and diagnostic products, announced today that its stockholders re-elected Carl J. Aschinger, Jr., Owen E. Johnson, M.D. and Fred B. Miller as Directors of the Company for terms ending at the 2011 Annual Meeting. In addition, Neoprobe’s stockholders approved an amendment to the Company’s 2002 Stock Incentive Plan to increase the number of shares issuable under the Plan from 5,000,000 to 7,000,000 shares.
David Bupp, Neoprobe’s President and CEO, provided the stockholders at the Company’s 2008 Annual Meeting with a business update. During his presentation, which followed the formal portion of the meeting, Mr. Bupp reviewed the Company’s activities over the past year highlighting the following milestones:
•	Completion of Phase 2 Lymphoseek® clinical study in patients with breast cancer or melanoma that exceeded performance objectives

•	FDA clearance for first Phase 3 study of Lymphoseek in breast or melanoma patients

•	Enrollment of patients in first Phase 3 study of Lymphoseek

•	Marketing and distribution agreement for Lymphoseek in the U.S. with the dominant nuclear pharmacy company

•	Extension of gamma detection device marketing agreement with the Company’s primary device marketing partner through 2013

•	Commenced EU regulatory initiative for Lymphoseek

•	$14 million in capital committed to fund Lymphoseek commercial development

•	Neoprobe GDS (Model 2300) gamma detection system console launched

•	Regulatory initiative for RIGScan® CR commenced in EU
In conclusion, Mr. Bupp thanked the stockholders for their continuing support of the Company and its business activities.
About Neoprobe
Neoprobe is a biomedical company focused on enhancing patient care and improving patient outcome by meeting the critical intraoperative diagnostic information needs of physicians and therapeutic treatment needs of patients. Neoprobe currently markets the neo2000® line of gamma detection systems that are widely used by cancer surgeons and is commercializing the Quantix® line of blood flow measurement products developed by its subsidiary, Cardiosonix Ltd. In addition, Neoprobe holds significant interests in the development of related biomedical systems and radiopharmaceutical agents including Lymphoseek® and RIGScan® CR. Neoprobe’s subsidiary, Cira Biosciences, Inc., was formed to advance a patient-specific cellular therapy technology platform called ACT. Neoprobe’s strategy is to deliver superior growth and shareholder return by maximizing its strong position in gamma detection technologies and diversifying into new, synergistic biomedical markets through continued investment and selective acquisitions. www.neoprobe.com